STATEFED FINANCIAL CORPORATION

519 Sixth Avenue

Des Moines, Iowa 50309

FOR MORE INFORMATION: Contact John F. Golden, Chairman of the Board At (515) 282-0236	FOR IMMEDIATE RELEASE Date: October 3, 2000

STATEFED FINANCIAL CORPORATION
INCREASES CASH DIVIDEND BY 33 PER CENT,
DECLARES A SPECIAL DIVIDEND,
AND ANNOUNCES STOCK REPURCHASE

DES MOINES, IOWA -- October 3, 2000 -- StateFed Financial Corporation, parent corporation of State Federal Savings and Loan Association of Des Moines, (SFFC) announced today that the Corporation will pay a cash dividend of $.10 (10 Cents) per share for the 2nd Quarter of fiscal 2001. The dividend will be payable on January 5, 2001 to shareholders of record on December 29, 2000. This is an increase of $.025 (2 ½ Cents) per share from previous dividends paid.

Also declared was a special dividend of $.025 (2 ½ Cents) to shareholders of record on December 29, 2000, payable on January 5, 2001. It is anticipated that this will increase the total dividends for the fiscal 2001 to $.40 (40 Cents) per share, compared to $.30 (30 Cents) fiscal 2000. Chairman of the Board, John F. Golden stated that "the Board of StateFed is absolutely delighted to announce this dividend increase and special dividend following the most profitable year in our Company's history".

StateFed Financial Corporation also announces its intention to repurchase approximately 5% of its outstanding shares in the open market over the next six months. The shares will be purchased at prevailing market prices from time to time depending upon market conditions.

Mr. Golden also stated that "we believe that the repurchase of our shares continues to represent an attractive investment opportunity which will benefit the Corporation and all our stockholders". This repurchase is the seventh in a series of repurchases that StateFed Financial Corporation has undertaken. The repurchased shares will become treasury shares and will be used for general corporate purposes.

As of October 3, 2000, the Corporation has 1,510,600 shares outstanding.